As filed with the Securities and Exchange Commission on August 11, 2025

Registration No. 333-  _______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SUPER LEAGUE ENTERPRISE, INC.

(Exact name of registrant as specified in its charter)

Delaware	47-1990734
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2450 Colorado Avenue, Suite 100E

Santa Monica, California 90404

(213) 421-1920

(Address of Principal Executive Offices)

SUPER LEAGUE ENTERPRISE, INC.

2025 OMNIBUS EQUITY INCENTIVE PLAN

(Full title of the plan)

Matthew Edelman

Chief Executive Officer

Super League Enterprise, Inc.

2450 Colorado Avenue, Suite 100E

Santa Monica, California 90404

(213) 421-1920

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Daniel W. Rumsey, Esq.

Jack P. Kennedy, Esq.

Disclosure Law Group, a Professional Corporation

600 West Broadway, Suite 700

San Diego, California 92101

(619) 272-7050

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this Registration Statement) is filed by Super League Enterprise, Inc. (the “Registrant”) to register a total of 75,000 shares of its common stock, $0.001 par value per share (“Common Stock”) of which up to 32,500 that may be issued as new awards under the Registrant’s 2025 Omnibus Equity Incentive Plan (the “2025 Plan”), and up to 42,500 shares of Common Stock may be issued upon exercise of previously issued awards under the 2025 Plan (the “Prior Awards”).

With respect to the 2025 Plan, shares of Common Stock initially reserved for issuance under the 2025 Plan consist of (i) 75,000 shares of Common Stock registered pursuant to this Registration Statement, which amount includes the shares of Common Stock issuable upon exercise of the Prior Awards, plus (ii) unallocated shares of Common Stock available for issuance under the Registrant’s Amended and Restated 2014 Stock Option and Incentive Plan (the “Prior Plan”) as of June 9, 2025, the effective date of the 2025 Plan, that were not subject to outstanding awards (the “Carryover Shares”), and shares under the 2025 Plan that are cancelled, forfeited, expired, terminated, unearned or settled in cash, which in any such case does not result in the issuance of shares (the “Unused Shares”). On June 9, 2025, at the Registrant’s 2019 Annual Meeting of Stockholders, the Registrant’s stockholders approved the 2025 Plan to succeed the Prior Plan. Accordingly, no future awards will be made under the Prior Plan as of June 9, 2025.

With regard to Unused Shares, such shares cover any shares subject to outstanding options or other equity awards under the 2025 Plan that are forfeited, expire or otherwise terminate without issuance of the stock, or if any such Award is settled for cash or otherwise does not result in the issuance of all or a portion of the Shares subject to such Award (other than Shares tendered or withheld in connection with the exercise of an Award or the satisfaction of withholding tax liabilities), the Shares to which those Awards were subject, shall, to the extent of such forfeiture, expiration, termination, cash settlement or non-issuance, again be available for delivery with respect to Awards under the 2025 Plan.

Concurrently with the filing of this Registration Statement, the Registrant is filing a post-effective amendment to its prior registration statements on Form S-8 originally filed with the Securities and Exchange Commission (the “Commission”) on May 11, 2020 (File No. 333-238143), August 23, 2021 (File No. 333-258996), February 21, 2023 (File No. 333-269875), and April 22, 2024 (File No. 333-278863), to cover the issuance of the Carryover Shares from the 2019 Plan.

PART I

INFORMATION REQUIRED IN THE 10(a) PROSPECTUS

The information called for by Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 of the Securities Act of 1933, as amended (the Securities Act) and the instructions to Form S-8. In accordance with the rules and regulations of the Securities and Exchange Commission (the Commission) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

The information called for by Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”), and the instructions to Form S-8. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

Item 3.          Incorporation of Documents by Reference.

The following documents, which have been previously filed by the Company with the SEC are hereby incorporated by reference in this Registration Statement:

●	our Annual Report on Form 10-K for the year ended December 31, 2024, filed on March 31, 2025 as amended on April 30, 2025;

●	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed on May 15, 2025;

●	our Current Report on Form 8-K filed on January 8, 2025;

●	our Current Report on Form 8-K filed on February 14, 2025;

●	our Current Report on Form 8-K filed on April 3, 2025;

●	our Current Report on Form 8-K filed on April 11, 2025;

●	our Current Report on Form 8-K filed on May 6, 2025;

●	our Current Report on Form 8-K filed on May 12, 2025;

●	our Current Report on Form 8-K filed on May 15, 2025;

●	our Current Report on Form 8-K filed on May 16, 2025;

●	our Current Report on Form 8-K filed on May 22, 2025;

●	our Current Report on Form 8-K filed on May 30, 2025;

●	our Current Report on Form 8-K filed on June 2, 2025;

●	our Current Report on Form 8-K filed on June 10, 2025;

●	our Current Report on Form 8-K filed on June 20, 2025;

●	our Current Report on Form 8-K filed on July 7, 2025;

●	our Current Report on Form 8-K filed on July 8, 2025;

●	our Current Report on Form 8-K filed on July 11, 2025;

●	our Current Report on Form 8-K filed on July 14, 2025; and

●

the description of our Common Stock which is registered under Section 12 of the Exchange Act, in our Registration Statement on Form 8-A, filed on February 21, 2019, including any amendment or reports filed for the purposes of updating this description.

Until such time that a post-effective amendment to this Registration Statement has been filed which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold at the time of such amendment, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which is also deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.          Description of Securities.

Not applicable

Item 5.          Interests of Named Experts and Counsel.

Not applicable.

Item 6.          Indemnification of Directors and Officers

Section 145(a) of the Delaware General Corporation Law (“DGCL”) provides, in general, that a Delaware corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) because that person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, so long as the person acted in good faith and in a manner he or she reasonably believed was in or not opposed to the corporation’s best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a Delaware corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of the corporation to obtain a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action, so long as the person acted in good faith and in a manner the person reasonably believed was in or not opposed to the corporation’s best interests, except that no indemnification shall be permitted without judicial approval if a court has determined that the person is to be liable to the corporation with respect to such claim. Section 145(c) of the DGCL provides that, if a present or former director or officer has been successful in defense of any action referred to in Sections 145(a) and (b) of the DGCL, the corporation must indemnify such officer or director against the expenses (including attorneys’ fees) he or she actually and reasonably incurred in connection with such action.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise against any liability asserted against and incurred by such person, in any such capacity, or arising out of his or her status as such, whether or not the corporation could indemnify the person against such liability under Section 145 of the DGCL.

Our Second Amended and Restated Certificate of Incorporation, as amended (“Charter”), and our Amended and Restated Bylaws (“Bylaws”) provide for the indemnification of our directors and officers to the fullest extent permitted under the DGCL.

We also may enter into separate indemnification agreements with our directors and officers in addition to the indemnification provided for in our  Charter and Bylaws. These indemnification agreements will provide, among other things, that we will indemnify our directors and officers for certain expenses, including damages, judgments, fines, penalties, settlements and costs and attorneys’ fees and disbursements, incurred by a director or officer in any claim, action or proceeding arising in his or her capacity as a director or officer of the company or in connection with service at our request for another corporation or entity. The indemnification agreements also provide for procedures that will apply in the event that a director or officer makes a claim for indemnification.

We also maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.          Exemption from Registration Claimed

Not applicable.

Item 8.          Exhibits

Exhibit No.	Name	Incorporation by Reference

3.1	Second Amended and Restated Certificate of Incorporation of Super League Gaming, Inc., dated November 19, 2018.	Exhibit 3.1 to the Registration Statement, filed on January 4, 2019
3.2	Second Amended and Restated Bylaws of Super League Enterprise, Inc.	Exhibit 3.2 to the Registration Statement, filed on January 4, 2019.
3.3	Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of Super League Gaming, Inc., dated February 8, 2019.	Exhibit 3.3 to the Amendment No. 2 to the Registration Statement, filed on February 12, 2019
3.4	Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of Super League Gaming, Inc., dated July 24, 2020	Exhibit 3.1 to the Current Report on Form 8-K, filed on July 24, 2020
3.5	Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation, as amended	Exhibit 3.2 to the Current Report on Form 8-K, filed on June 2, 2023
3.6	Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation, as Amended, of Super League Gaming, Inc.	Exhibit 3.1 to the Current Report on Form 8-K, filed on September 8, 2023
3.7	Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation, as amended
3.8	Amendment to the Second Amended and Restated Bylaws of Super League Enterprise, Inc.	Exhibit 3.1 to the Current Report on Form 8-K, filed on June 10, 2024
5.1	Opinion of Disclosure Law Group, a Professional Corporation.
23.1	Consent of Independent Registered Public Accounting Firm – WithumSmith+Brown, PC (filed herewith)
23.2	Consent of Disclosure Law Group, a Professional Corporation (included in Exhibit 5.1)
24.1	Power of Attorney (filed on the signature page hereto)
99.1	Super League Gaming, Inc. Amended and Restated 2014 Stock Option and Incentive Plan	Exhibit 10.1 to the Registration Statement, filed on January 4, 2019.
99.2	Super League Enterprise, Inc. 2025 Omnibus Equity Incentive Plan	Annex B from Registrant’s Definitive Proxy Statement on Schedule 14 A, filed with the Commission on May 19, 2025.
107	Filing Fee Table

Item 9.          Undertakings

(a)   The undersigned Registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act; and

(ii)   To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; and

(2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(b)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Santa Monica, State of California, on August 11, 2025.

SUPER LEAGUE ENTERPRISE, INC.

By:	/s/ Matthew Edelman
Matthew Edelman
Chief Executive Officer

POWER OF ATTORNEY

KNOWN ALL MEN BY THESE PRESENTS, that each person whose signature below constitutes and appoints Matthew Edelman as attorney-in-fact, with power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Matthew Edelman	Chief Executive Officer	August 11, 2025
Matthew Edelman	(Principal Executive Officer)

/s/ Clayton Haynes	Chief Financial Officer	August 11, 2025
Clayton Haynes	(Principal Financial and Accounting Officer)

/s/ Ann Hand	Executive Chair	August 11, 2025
Ann Hand

/s/ Jeff Gehl	Director	August 11, 2025
Jeff Gehl

/s/ Kristin Patrick	Director	August 11, 2025
Kristin Patrick

/s/ Bant Breen Bant Breen	Director	August 11, 2025

/s/ Mark Jung	Director	August 11, 2025
Mark Jung